Exhibit 21.1
EMCORE Corporation Subsidiaries*

Corona Optical Systems, Inc., A Delaware corporation
EMCORE Fiber Optics, Inc., a Delaware corporation
EMCORE Hong Kong, Limited, a Hong Kong corporation
Langfang EMCORE Optoelectronics Company, Limited, a Chinese corporation

*As of December 7, 2016